Exhibit 99.1

News Corporation

For Immediate Release

News Corporation Acquires 14.58 Percent Interest in German Pay-TV Operator, Premiere AG

NEW YORK, NY, January 7, 2008 - News Corporation announced today it has acquired a 14.58 percent stake in Premiere AG, the leading German pay-TV operator for 287 million Euro in cash.

"Pay-TV is a core business for News Corporation and it's a category that's thriving across Europe with a multitude of new services and innovations. We see enormous potential for growth in Germany and believe the time is right to invest in its foremost pay-TV business, Premiere," said Rupert Murdoch, News Corporation's Chairman and Chief Executive.

With over 10 million viewers and more than four million subscribers, Premiere AG is the leading pay-TV operator in Germany and Austria.

News Corporation's European pay-TV holdings include a 39 percent stake in BSkyB, the number one pay-television group in the U.K. with more than 8.7 million subscribers, and its wholly-owned Sky Italia, Italy's leading pay-television provider with over four million subscribers.

News Corporation
News Corporation (NYSE: NWS, NWS.A; ASX: NWS, NWSLV) had total assets as of September 30, 2007 of approximately US$64 billion and total annual revenues of approximately US$30 billion. News Corporation is a diversified entertainment company with operations in eight industry segments: filmed entertainment; television; cable network programming; direct broadcast satellite television; magazines and inserts; newspapers; book publishing; and other. The activities of News Corporation are conducted principally in the United States, Continental Europe, the United Kingdom, Australia, Asia and the Pacific Basin.

Contacts:

International
Teri Everett, News Corporation
212-852-7070
teverett@newscorp.com

Investors
Reed Nolte, News Corporation
212-852-7092
rnolte@newscorp.com

Germany
Christof Schramm
+49 211 9541 2311
Christof.schramm@pleon.com